Exhibit 10.10
INDEPENDENT CONTRACTOR AGREEMENT
     This Independent Contractor Consulting Agreement is made the 1st day of May, 2006, between Ken Argo of 4507 Meadow Lane, Sioux City, Iowa (“Contractor”) and Amaizing Energy, LLC of Denison, Iowa (“Principal”).
RECITALS
     A. Principal is the owner/operator of ethanol processing facilities near Denison and Atlantic, Iowa. Principal requires assistance with the evaluation of natural gas transportation and supply contracts and other services related to the natural gas service to the ethanol plant (“Consulting Services”).
     B. Contractor believes he has the expertise and abilities to provide such Consulting Services to Principal.
     C. Principal and Contractor desire to enter into an Agreement setting forth the term and conditions under which the Contractor shall provide the Consulting Services to Principal.
Principal and Contractor agree as follows:
     1. Description of the Work. Contractor shall provide Consulting Services to Principal. It is anticipated Contractor will provide the following services:
a)	Investigate natural gas supply opportunities as directed by Principal;

b)	Coordinate efforts to obtain adequate information to allow Principal to properly evaluate the opportunities available;

c)	Interact with Principal and various gas supply companies in order to carry out the foregoing purposes;

d)	2. Interact with Principal and various gas supply companies in order to carry out the foregoing purposes;
     2. Payment. Contractor shall be paid $84 per hour for the services provide during the preceding month, plus reimbursement for reasonable out-of-pocket expenses. Principal understands that the number of hours devoted to the performance of work hereunder may vary. Contractor shall submit expense reports to Principal at least monthly and Principal shall reimburse Contractor for the approved expenses.
     3. Relationships of the Parties. The parties intend that an independent contractor relationship will be created by this Agreement. Principal is interested only in the results to be achieved and the conduct and control of the work will lie solely with the Contractor. Contractor is not to be considered an employee or agent of Principal for any purpose. Prinicpal will not provide Contractor any benefits, including but not limited to, health insurance, paid vacation, workers’ compensation, unemployment benefits, or any other employee benefit. Contractor shall be responsible for payment of all of Contractor’s own taxes. Principal reserves the right to engage other contractors or use its own employees to perform work as described herein and Contractor has the right to perform work for others during the term of this Agreement.
     4. Disclaimer of Liability. Contractor makes no express warranties regarding the services and waives all implied warranties including, but not limited to, warranties of merchantability and fitness for a particular purpose. Neither party makes any representations or guarantees concerning the profits to be earned by the other party and the parties acknowledge that Contractor shall only be responsible for providing information to Principal and Principal shall be responsible for making decisions regarding gas supply based upon that information and any and all such other information available to Contractor.
     5. Term and Termination. The initial Term of this Agreement is for a period of                                         , unless the parties mutually agree to terminate this Agreement before the expiration period. Unless expiration of the initial term this Agreement shall renew automatically on month-to-month basis, unless terminated by either party with thirty (30) days written notice to the other party before the expiration of the then current term. Either party may terminate this Agreement upon thirty (30) days advance written notice to the other party.
     6. Confidential Information. Contractor acknowledges that Principal shall provide Contractor with certain information that Contractor deems confidential and proprietary business information (“Confidential Information”) in order to allow Contractor to perform the services provided for in this Agreement. Contractor agrees not to disclose the Confidential Information to third parties. If Contractor believes such third party disclosure is necessary, Contractor shall seek permission of Principal and allow the Principal the opportunity to enter into a non-disclosure agreement with the third party. The Contractor acknowledges and agrees that the Confidential Information that is disclosed to him by the Principal, or that he acquires, sees or learns of as a direct or indirect consequence of the discussion(s) contemplated herein, and all dealings and transactions that follow or result from such discussion(s) are the exclusive property of the Principal, and the Contractor will keep the information strictly confidential.
     7. Assignment. Contractor shall not assign this Agreement without the prior written consent of the Principal.
     8. Entire Agreement. This Agreement contains the entire agreement of the parties and supercedes any prior agreement, whether written or oral amount the parties. This Agreement may be modified only if done so in writing and signed by an authorized representative of each party.
     9. Law and jurisdiction. This Agreement is to be construed under the laws of the State of Iowa without reference to conflict of laws principals and the jurisdiction shall be a court of competent jurisdiction in Iowa.

     10. Miscellaneous. Contractor further agrees to conform to the policies, rules and regulations of Principal when performing services for the Principal.
     This Agreement is entered into on the date first written above.

CONTRACTOR	AMAIZING ENERGY, LLC

/s/ Ken Argo Ken Argo	/s/ Alan Jentz ~~Jack Ryan, Director/Project Coordinator~~ Alan Jentz, President